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                                                                EXHIBIT 10.09(a)

                                      NOTE
                                      ----

          For value received, the undersigned, Merrill Lynch Futures Inc. ("Merrill Lynch Futures"), hereby promises to pay to ML Principal Protection Trading L.P. (the "Partnership"), a Delaware limited partnership, or to its registered assigns, the principal sum in the amount of the Net Assets (as defined in the Partnership's Amended and Restated Limited Partnership Agreement dated as of _________, 1996 of the Partnership at Merrill Lynch Futures upon the termination of the Customer Agreement dated as of _______, 1996 between Merrill Lynch Futures and the Partnership (the "Customer Agreement"), plus interest income at month-end for each month during the term of this Note at a rate equal to 0.50% per annum below the average yield on 91-day U.S. Treasury bills issued during such month on 100% of the Partnership's average daily "total assets"
(cash on deposit adjusted to include open trade equity and funds in collection or settlement) maintained by the Partnership at Merrill Lynch Futures. Payment of all interest due hereunder shall be made by direct deposit by Merrill Lynch Futures to the account of the Partnership carried by Merrill Lynch Futures; payment of the principal hereunder shall be made by wire transfer to the account
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of the Partnership or its parent, ML Principal Protection L.P., as instructed by the Partnership.

          This Note shall be binding upon and inure to the benefit of Merrill Lynch Futures and its successors and assigns, and the Partnership and its successors and registered assignees. The Partnership, or any registered assignee of this Note, may transfer the right to receive payments hereunder only by surrendering this Note to Merrill Lynch Futures together with a duly executed, written instrument of assignment in form and substance acceptable to Merrill Lynch Futures. Merrill Lynch Futures shall maintain a register (the "Note Register") in which it shall initially record the name of the Partnership as the holder of such right. Upon surrender of this Note for assignment as provided above, Merrill Lynch Futures shall enter the name of the assignee upon the Note Register and immediately reissue this Note in the name of the registered assignee. Prior thereto, Merrill Lynch Futures shall treat the party last appearing on the Note Register as conclusively entitled to receive all payments under this Note.

          This Note shall be effective as of the date of the Customer Agreement and shall terminate on the date of the

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termination of the Customer Agreement. If during any month the Customer
Agreement shall terminate other than on the last day of the month, any interest due hereunder shall be prorated on the basis of the number of days during such month that the Customer Agreement was in effect compared to the total number of days in such month.

          This Note shall be deemed to be made under, governed by and construed in accordance with the laws of the State of New York.


                                   MERRILL LYNCH FUTURES INC.



                                   By: _______________________________
                                        Name:________________________
                                        Title:_______________________



Dated:  _______ __, 1996

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